Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
News Release

Media Contact	Investor Relations Contact
John Sahlberg	Wayne Rancourt
208-384-6451	208-384-6073
For Immediate Release: December 21, 2015
Boise Cascade Company Agrees to Acquire Engineered Lumber Business From Georgia-Pacific LLC

BOISE, Idaho – Boise Cascade Company (NYSE: BCC) (Boise Cascade or the Company) announced today that it has reached an agreement to purchase Georgia-Pacific LLC’s engineered lumber production facilities located at Thorsby, Alabama, and Roxboro, North Carolina, for $215 million, including a closing date working capital target of $25 million. The Company currently plans to use approximately $90 million of its cash and $130 million in new borrowing to pay for the transaction and closing-related expenses. The transaction is expected to close in the first half of 2016, subject to standard regulatory review and other customary closing conditions.

“We are pleased to be expanding our engineered wood products business and positioning ourselves to support customers as the U.S. housing recovery continues in the years ahead. The additional engineered lumber capacity at Thorsby and Roxboro fits very well with our existing production facilities and will help us cost effectively deliver products to our customers,” stated Tom Corrick, CEO of Boise Cascade. “There are tremendous opportunities to optimize our mill system and realize freight and other cost synergies. The acquired mills are located in attractive wood baskets with competitive fiber costs and improve our ability to support high-growth housing demand. We expect the acquisition of Georgia-Pacific’s engineered lumber business to add $40 million to our mid-cycle EBITDA.”

The Thorsby facility produces laminated veneer lumber (LVL). The Roxboro facility currently produces I-joists. Roxboro’s LVL production assets are currently idled. Boise Cascade expects to invest capital and hire additional employees to increase production at these mills in 2016 and beyond to obtain significant logistics benefits as well as to meet expected growth in new residential construction. The Company believes the addition of Thorsby and Roxboro will increase LVL billet capacity by 9 million cubic feet and I-joist capacity by 80 million lineal feet.

Boise Cascade’s senior management team and board of directors remain committed to efficiently allocating capital to opportunities that generate shareholder value, including capital projects that accelerate organic growth, acquisitions, as well as additional share repurchases.

The Company will file an 8-K with the Security and Exchange Commission related to entering the acquisition agreement with Georgia-Pacific. The 8-K filing will include presentation slides with additional details related to the Thorsby and Roxboro facilities, as well as the strategic rationale. The presentation can also be accessed under the Investors tab on the Company’s website at www.bc.com.

About Boise Cascade
Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, the integration of the business operations being acquired, prices for building products, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this presentation.

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